Exhibit 4.3

SECOND AMENDMENT TO LIQUIDATION TRUST AGREEMENT

This Second Amendment to Liquidation Trust Agreement and Term Sheet for Trustee Services (this “Second Amendment”) is entered into as of October 1, 2006 by and between the Oversight Committee, as that term is defined in the Trust Agreement (defined below), K. Morgan Enterprises, Inc., in its capacity as trustee (the “Trustee”) of the Trust for Certain Creditors of Consolidated Freightways Corporation and Certain Affiliates (the “CFC Trust”) and Kerry K. Morgan (“Morgan”).

1.	Recitals

A. The CFC Trust was created pursuant to that certain Liquidation Trust Agreement, entered into as of December 8, 2004 (the “Trust Agreement”), by and among Consolidated Freightways Corporation of Delaware, Consolidated Freightways Corporation, Redwood Systems, Inc., Leland James Service Corporation, CF Airfreight Corporation and CF MovesU.Com Incorporated (collectively, the “Debtors”), the Official Committee of Creditors Holding Unsecured Claims, in its Capacity as Representative of the Holders of Allowed Class 4 Claims Against the Debtors, the Oversight Committee, the Trustee and Morgan. Creation of the CFC Trust was required under the Debtors’ Consolidated Plan of Liquidation Dated July 1, 2004 (As Amended Through the Petition Date) (the “Plan”) which was confirmed by the Bankruptcy Court (as defined in the Plan) on November 22, 2004.

B. The Trustee was appointed trustee for the CF Trust on the terms set forth in the Trust Agreement and the Term Sheet for Trustee Services (the “Term Sheet”), which was attached to Exhibit “A” to the Trust Agreement.

C. The Trustee, the CFC Trust and Morgan entered into a First Amendment to Liquidation Trust Agreement dated as of November 1, 2005 (the “First Amendment”). Pursuant to the First Amendment, the Trust Agreement and the Term Sheet were amended, among other things, to give the Oversight Committee the right to extend the Initial Term (as defined in the Term Sheet) into one or more Renewal Terms (as defined in the Term Sheet) on such terms and conditions as may be mutually agreed upon by the Trustee and the Oversight Committee prior to the expiration of the term of the Trustee’s employment.

D. The parties hereto have engaged in negotiations concerning the extension of the Trustee’s term of employment on behalf of the Trust and wish to modify the provisions of the Trust Agreement and the Term Sheet with respect thereto.

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. The Term Sheet shall be amended to include the following in the definitions section:

“Extended Term”: The period beginning upon the expiration of the First Renewal Term and continuing through and including September 30, 2007.

2. The Trustee’s term of employment shall be extended in accordance with the Trust Agreement and the Term Sheet, as both have been amended by the First Amendment, through the Extended Term.

3. Section 2.1 of the Term Sheet shall be deleted in its entirety and replaced by the following:

2.1 General. Subject to the Retention Bonus provisions of Section 5, during the Extended Term, the Trustee shall be paid as trustee fees monthly installments in advance of $31,250.00. Such payments will be due within the first five days of each calendar month during the Extended Term.

4. Section 5.1(a) of the Term Sheet shall be deleted in its entirety and shall be replaced by the following:

5.1 Amount and Timing of Retention Bonuses. (a) In addition to the compensation described in Section 2.1, Trustee will be paid (i) a Retention Bonus in the amount of $50,000 at the end of the Initial Term provided Trustee has continued to serve as Trustee through the end of the Initial Term and (ii) a Retention Bonus in the amount of $50,000 at the end of the Extended Term provided Trustee has continued to serve as Trustee through the end of the Extended Term.

5. Except as expressly amended hereby, all remaining terms of the Trust Agreement, the Term Sheet and the First Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the day and year first above written to evidence their consent and agreement with the terms and provisions of this Amendment.

K. Morgan Enterprises, Inc.		Oversight Committee, on behalf of Trust for Certain Creditors of Consolidated Freightways Corporation and certain Affiliates, and as evidence of its consent to the terms hereof
By:	/s/ Kerry K. Morgan
Kerry K. Morgan
Its: President
		By:	/s/ Robert A. Coco
Robert A. Coco
Its: Chairman
Kerry K. Morgan

/s/ Kerry K. Morgan